Exhibit (h)(4)(iv)

AMENDMENT NO. 3

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

AMENDMENT NO. 3 to the Amended and Restated Expense Limitation Agreement, dated as of May 1, 2005, between AXA Equitable Life Insurance Company (“Equitable” or the “Manager”) and AXA Enterprise Multimanager Funds Trust (“Trust”) (“Amendment No. 3”).

The Manager and Trust hereby agree to modify and amend the Amended and Restated Expense Limitation Agreement (the “Expense Limitation Agreement”), dated as of June 1, 2002 and as amended by Amendment No. 1 dated as of January 5, 2005 and Amendment No. 2 dated as of May 1, 2005 as follows:

1.	Schedule A. Schedule A to the Expense Limitation Agreement, which sets forth the Funds of the Trust, is hereby replaced in its entirety by the Amendment No. 3 to Schedule A attached hereto.

2.	Term and Termination of Agreement. This Expense Limitation Agreement shall continue in effect with respect to the all Funds until April 30, 2006 and shall thereafter continue in effect with respect to each Fund from year to year provided such continuance is specifically approved by both a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Expense Limitation Agreement, as defined in the Investment Company Act of 1940, as amended, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Trustees”) and the Manager. This Expense Limitation Agreement shall terminate automatically upon the termination of the Management Agreement; provided, however, that a Fund’s obligation to reimburse the Manager, as described in the Expense Limitation Agreement, will survive the termination of this Expense Limitation Agreement unless the Trust and Manager agree otherwise.

Except as modified and amended hereby, the Expense Limitation Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 3 as of the date first above set forth.

AXA ENTERPRISE MULTIMANAGER FUNDS TRUST		AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ Kenneth T. Kozlowski	By:	/s/ Steven M. Joenk
	Kenneth T. Kozlowski		Steven M. Joenk
	Chief Financial Officer and Treasurer		Senior Vice President

SCHEDULE A

AMENDMENT NO. 3

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

	Maximum Annual Operating Expense Limit
Name of Fund	Class A	Class B	Class C	Class Y
AXA Enterprise Multimanager Core Equity Fund	1.45%	2.20%	2.20%	1.20%
AXA Enterprise Multimanager Growth Fund	1.45%	2.20%	2.20%	1.20%
AXA Enterprise Multimanager Value Fund	1.45%	2.20%	2.20%	1.20%
AXA Enterprise Multimanager Mid Cap Growth Fund	1.70%	2.45%	2.45%	1.45%
AXA Enterprise Multimanager Mid Cap Value Fund	1.70%	2.45%	2.45%	1.45%
AXA Enterprise Multimanager International Equity Fund	1.90%	2.65%	2.65%	1.65%
AXA Enterprise Multimanager Technology Fund	1.95%	2.70%	2.70%	1.70%
AXA Enterprise Multimanager Health Care Fund	1.95%	2.70%	2.70%	1.70%
AXA Enterprise Multimanager Core Bond Fund	1.05%	1.80%	1.80%	0.80%
AXA Enterprise Money Market Fund II	0.95%	1.70%	1.70%	0.70%
AXA Enterprise Conservative Allocation Fund	0.75%	1.30%	1.30%	0.30%
AXA Enterprise Moderate Allocation Fund	0.75%	1.30%	1.30%	0.30%
AXA Enterprise Moderate-Plus Allocation Fund	0.75%	1.30%	1.30%	0.30%
AXA Enterprise Aggressive Allocation Fund	0.75%	1.30%	1.30%	0.30%